WILLSCOT CORPORATION ANNOUNCES SECOND QUARTER 2019 RESULTS AND UPDATES 2019 OUTLOOK

EXECUTION OF INTEGRATION AND GROWTH INITIATIVES REMAINS ON TRACK

BALTIMORE (August 1, 2019) - WillScot Corporation (“WillScot” or the "Company") (Nasdaq: WSC) today announced its second quarter 2019 financial results.
Second Quarter 2019 Financial Highlights1,2
•Revenues of $266.1 million, representing an 89.7% (or $125.8 million) year over year increase, driven by growth in core leasing and services revenues of $111.4 million, or 84.0%.
•Consolidated modular space average monthly rental rate increased to $611 representing a 10.9% increase year over year. Pro forma modular space average monthly rental rates increased 15.1% year over year, driven primarily by a 16.1% year over year increase in our core Modular - US segment.
•Consolidated modular space units on rent increased 37,779 or 69.3% year over year, driven by the ModSpace acquisition, and average modular space utilization increased 160 basis points (“bps”) year over year to 71.9%. Pro forma utilization increased 20 bps year over year in the Modular - US segment and was flat on a consolidated basis.
•Redeemed $200.0 million of 10% 2023 senior unsecured notes and executed a $190.0 million add-on to the existing 6.875% 2023 senior secured notes, resulting in approximately $6.0 million of net expected annual interest expense savings, beginning June 19, 2019 and with no change to total debt outstanding in the quarter.
•Consolidated net loss of $11.8 million includes $19.4 million of discrete costs expensed in the period related to the ModSpace integration and loss on extinguishment of debt related to the redemption of our 10% 2023 senior unsecured notes.
•Consolidated Adjusted EBITDA of $88.7 million represents a 111.7% (or $46.8 million) year over year increase.
•Consolidated Adjusted EBITDA margin of 33.3% increased 340 bps year over year.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Revenue	$266,125	$140,333	$521,133	$275,084
Consolidated net (loss) income	$(11,775)	$379	$(22,936)	$(6,456)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA[1] by Segment (in thousands)	2019	2018	2019	2018
Modular - US	$81,380	$38,104	$158,148	$70,716
Modular - Other North America	7,347	3,812	15,087	6,692
Consolidated Adjusted EBITDA	$88,727	$41,916	$173,235	$77,408
Management Commentary1,2,3
Brad Soultz, President and Chief Executive Officer of WillScot, commented, "WillScot delivered another outstanding quarter, as we continued to execute our strategy which is resulting in a complete transformation of the company. The result of this focus is evident in our second quarter results as revenue and Adjusted EBITDA for the second quarter were up 89.7% and 111.7%, respectively, over the prior year, and our Adjusted EBITDA margin of 33.3% increased 340 basis points versus the second quarter of 2018 as a result of our increasing scale, solid synergy realization, and growing our core leasing revenue

1 - Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. Further information and reconciliations for these Non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") is included at the end of this press release.
2 - The pro forma financial information and performance metrics contained in this press release include the results of WillScot and ModSpace on a pro forma basis for all periods presented. The ModSpace acquisition closed August 15, 2018.
3 - Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.
4 - Net capital expenditures is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.

through price optimization and the continued expansion of our "Ready-to-Work" platform. Based on our strong results in the first half of the year, we are pleased to raise our 2019 outlook for full year Adjusted EBITDA to between $355 million and $365 million. We believe the growth levers driving our business are largely in management's control and our year-to-date results provide us with the confidence to achieve this updated guidance, exit 2019 with an annualized Adjusted EBITDA run rate of $400 million, and de-leverage to below 4x by the second quarter of 2020. I would like to thank the entire WillScot organization for their continued performance and remain convicted in my view that we have the right strategy and the right team to continue to increase long term shareholder value."

Tim Boswell, Chief Financial Officer commented, "Our second quarter results exceeded our expectations both financially and operationally. Pro forma modular space average rental rates in our Modular - US segment were up 16.1% year over year, reflecting an acceleration versus the first quarter driven by former ModSpace and Acton units that are now returning and being redeployed at prices and with value added products and services ("VAPS") penetration that are exceeding our initial expectations and offsetting volumes. In Q2, this drove a very robust growth of 9.2% year over year in pro forma modular leasing revenues, setting up a run-rate that is consistent with our original expectations for the remainder of 2019 and heading into 2020. The continued performance of our leasing operations, combined with a lower emphasis on new and rental unit sale revenue, represents a higher quality revenue mix and as a result, we expect Adjusted EBITDA and Adjusted EBITDA margins to be at the high-end of our original outlook ranges. Lastly, we maintain our expectations for free cash flow and net income generation in the second half of 2019, both of which were enhanced by the refinancing of our 10% 2023 senior unsecured notes, which will result in approximately $6.0 million of annual net interest savings beginning in the third quarter."

Second Quarter 2019 Results1,2
Total consolidated revenues increased 89.7% to $266.1 million, as compared to $140.3 million in the prior year quarter. Pro forma revenues increased $4.2 million, or 1.6%.
•Modular - US segment revenue increased 91.4% to $238.9 million, as compared to $124.8 million in the prior year quarter with core leasing and services revenues up $105.1 million, or 88.8%, year over year.
•Modular space average monthly rental rate of $612, increased 11.5% year over year including the dilutive impacts of acquisitions. Improved pricing was driven by a combination of our price optimization tools and processes, as well as by continued growth in our “Ready to Work” solutions and increased VAPS penetration across our customer base. Pro forma modular space monthly rental rates increased 16.1% year over year.
•Average modular space units on rent increased 34,276, or a 70.0% year over year increase, due to the ModSpace acquisition. Pro forma units on rent decreased 4.2% year over year, and pro forma utilization tightened by 20 bps year over year.
•Modular - Other North America segment revenue increased 76.1% to $27.3 million, compared to $15.5 million in the prior year quarter, with modular space average units on rent up 63.4% and average monthly rental rate up 5.2% compared to the prior year quarter.
•On a pro forma basis, Modular - Other North America segment modular space units on rent decreased 2.4% to 9,027 and pro forma utilization for our modular space units decreased to 56.3%, down 50 bps from 56.8%. Pro forma modular space rental rate increased 5.6% compared to the prior year quarter.
Consolidated Adjusted EBITDA of $88.7 million was up 111.7% compared to $41.9 million in the prior year quarter, and Adjusted EBITDA margins improved 340 bps year over year to 33.3%.
•Modular - US segment Adjusted EBITDA increased 113.6% to $81.4 million, and Modular - Other North America segment Adjusted EBITDA increased $3.5 million to $7.3 million from the prior year quarter.
•Increases in Adjusted EBITDA margins were driven primarily by a 80 bps improvement in leasing and services margins year over year as a result of continued improvement of modular space average monthly rental rates and by improved delivery and installation rates. Additionally, we estimate that incremental cost synergies of approximately $7.5 million related to the Acton and ModSpace acquisitions were realized in the second quarter bringing total estimated synergies realized to date to approximately $21.2 million. Approximately 49% of the annualized forecasted cost synergies of over $70 million were in our run rate as of June 30, 2019. Synergy cost savings drove approximately 330 bps of Adjusted EBITDA margin expansion in the second quarter.
Consolidated net loss of $11.8 million includes $19.4 million of discrete costs expensed in the period related to the ModSpace integration and loss on extinguishment of debt related to the redemption of our 10% 2023 senior unsecured notes. The $19.4 million of discrete items include $8.2 million of integration costs, $1.2 million of restructuring costs, $2.8 million of non-cash impairment on long-lived assets associated with real estate consolidations, and a $7.2 million loss on extinguishment of debt. The loss on extinguishment of debt included $6.2 million, or a 3.1% premium including make-whole premiums, to redeem $200.0 million in aggregate outstanding principal on our 10% 2023 senior unsecured notes, and a $1.0 million non-cash write-off of unamortized deferred financing fees. This compares to consolidated net income of $0.4 million for same period in 2018, which included $0.4 million of restructuring cost and $4.8 million of integration cost related to the Acton and Tyson acquisitions.

Capitalization and Liquidity Update
Capital expenditures increased $30.2 million, or 90.7%, to $63.5 million for the three months ended June 30, 2019, from$33.3 million for the three months ended June 30, 2018. Net capital expenditures4 also increased $22.6 million, or 76.9%, to $52.0 million for the three months ended June 30, 2019. The increase was driven primarily by increased investments in refurbishments, as well as increased spend for value-added products to drive revenue growth, partly offset by a $7.6 million increase in proceeds from the sale of rental equipment, all resulting from the 58.9% increase in fleet size following the ModSpace acquisition.
During the three months ended June 30, 2019, our total long-term debt balance was flat at $1,709.5 million as net cash provided by operating activities of $44.8 million offset net cash used in investing activities of $43.2. Within cash from operating and investing activities, $9.4 million of discrete costs related to the ModSpace integration was partly offset by $8.9 million of proceeds primarily from the sale surplus real estate.
On May 14, 2019, we executed a $190.0 million tack-on to our existing 6.875% 2023 senior secured notes and used the proceeds to repay a portion of our ABL credit agreement (the "ABL Facility"). On June 19, 2019 we redeemed all $200.0 million of our 10% 2023 senior unsecured notes using cash on hand and availability under our ABL Facility. We expect the net result of these financing transactions to provide approximately $6.0 million of annual net interest savings, beginning in the third quarter. At June 30, 2019, we had $486.9 million of available borrowing capacity under our ABL Facility.

Updated 2019 Outlook
Management updated the Company's outlook for the full year 2019, which we previously reaffirmed on May 2, 2019. This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below, and the 2019 guidance includes:

	Prior Outlook	Updated Outlook
Total revenue	$1.05 billion - $1.15 billion	$1.05 billion - $1.10 billion
Adjusted EBITDA[1,3]	$345 million - $365 million	$355 million - $365 million
Net capital expenditures (after rental unit sales)[4]	$130 million - $160 million	$150 million - $160 million

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, pro forma revenue, and net capital expenditures. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, and other discrete expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Net capital expenditures is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, plus purchases of property, plant and equipment, reduced by proceeds from the sale of rental equipment. Net rental capital expenditures is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, reduced by proceeds from the sale of rental equipment. Pro forma revenue is defined the same as revenue, but includes pre-acquisition results from ModSpace for all periods presented. WillScot believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of WillScot to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. WillScot believes that pro forma revenue is useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis WillScot believes that net capital expenditures and net rental capital expenditures provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore WillScot’s non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of non-GAAP Financial Measures" included in this press release.
Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to WillScot without unreasonable effort. We cannot provide reconciliations of forward looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to WillScot without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. WillScot provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot will host a conference call and webcast to discuss its second quarter 2019 results and outlook at 10 a.m. Eastern Time on Friday, August 2, 2019. The live call can be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website https://investors.willscot.com. Choose "Events" and select the information pertaining to the second quarter WillScot earnings conference call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.

About WillScot Corporation
Headquartered in Baltimore, Maryland, WillScot is the public holding company for the Williams Scotsman family of companies. WillScot trades on Nasdaq under the ticker symbol "WSC," and is the specialty rental services market leader providing innovative modular space and portable storage solutions across North America. WillScot is the modular space supplier of choice for the construction, education, health care, government, retail, commercial, transportation, security and energy sectors. With over half a century of innovative history, organic growth and strategic acquisitions, WillScot serves a broad customer base from over 120 locations throughout the US, Canada and Mexico, with a fleet of over 150,000 modular space and portable storage units.

Forward-Looking Statements
This news release contains forward-looking statements (including the earnings guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimates,” “expects,” “anticipates,” “believes,” “forecasts,” “plans,” “intends,” “may,” “will,” “should,” “shall,” "outlook" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although WillScot believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability (including cost increases resulting from tariffs); potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; implementation of tax reform; our ability to implement and maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ending December 31, 2018), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and WillScot disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on our investor relations website at http://investors.willscot.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Mark Barbalato	Scott Junk
investors@willscot.com	scott.junk@willscot.com

WillScot Corporation
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2019	2018	2019	2018
Revenues:
Leasing and services revenue:
Modular leasing	$187,509	$101,249	$365,731	$198,511
Modular delivery and installation	56,479	31,413	106,760	57,663
Sales revenue:
New units	11,624	5,236	26,528	12,664
Rental units	10,513	2,435	22,114	6,246
Total revenues	266,125	140,333	521,133	275,084
Costs:
Costs of leasing and services:
Modular leasing	55,073	27,129	102,308	54,291
Modular delivery and installation	48,468	30,127	91,811	55,648
Costs of sales:
New units	7,999	3,704	18,877	8,691
Rental units	6,721	1,263	14,516	3,578
Depreciation of rental equipment	43,968	23,470	85,071	47,315
Gross profit	103,896	54,640	208,550	105,561
Expenses:
Selling, general and administrative	71,623	47,734	145,108	92,948
Other depreciation and amortization	3,167	1,570	6,171	4,006
Impairment losses on long-lived assets	2,786	—	5,076	—
Restructuring costs	1,150	449	7,103	1,077
Currency (gains) losses, net	(354)	572	(670)	1,596
Other income, net	(1,289)	(1,574)	(2,240)	(4,419)
Operating income	26,813	5,889	48,002	10,353
Interest expense	32,524	12,155	64,496	23,874
Loss on extinguishment of debt	7,244	—	7,244	—
Loss from operations before income tax	(12,955)	(6,266)	(23,738)	(13,521)
Income tax benefit	(1,180)	(6,645)	(802)	(7,065)
Net (loss) income	(11,775)	379	(22,936)	(6,456)
Net (loss) income attributable to non-controlling interest, net of tax	(862)	143	(1,722)	(505)
Net (loss) income attributable to WillScot	$(10,913)	$236	$(21,214)	$(5,951)

Net (loss) income per share attributable to WillScot
Basic	$(0.10)	$0.00	$(0.20)	$(0.08)
Diluted	$(0.10)	$0.00	$(0.20)	$(0.08)

Weighted average shares
Basic	108,693,924	78,432,274	108,609,068	77,814,456
Diluted	108,693,924	82,180,086	108,609,068	77,814,456

Unaudited Segment Operating Data
Three Months Ended June 30, 2019 and 2018

	Three Months Ended June 30, 2019
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$238,861	$27,264	$266,125
Gross profit	$94,829	$9,067	$103,896
Adjusted EBITDA	$81,380	$7,347	$88,727
Capital expenditures for rental equipment	$58,241	$2,974	$61,215
Modular space units on rent (average during the period)	83,273	9,027	92,300
Average modular space utilization rate	74.1%	56.3%	71.9%
Average modular space monthly rental rate	$612	$603	$611
Portable storage units on rent (average during the period)	16,146	398	16,544
Average portable storage utilization rate	63.6%	50.8%	63.3%
Average portable storage monthly rental rate	$121	$121	$121

	Three Months Ended June 30, 2018
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$124,813	$15,520	$140,333
Gross profit	$49,741	$4,899	$54,640
Adjusted EBITDA	$38,104	$3,812	$41,916
Capital expenditures for rental equipment	$30,931	$1,748	$32,679
Modular space units on rent (average during the period)	48,997	5,524	54,521
Average modular space utilization rate	72.2%	57.1%	70.3%
Average modular space monthly rental rate	$549	$573	$551
Portable storage units on rent (average during the period)	13,127	369	13,496
Average portable storage utilization rate	68.5%	57.4%	68.1%
Average portable storage monthly rental rate	$120	$116	$119

Six Months Ended June 30, 2019 and 2018

	Six Months Ended June 30, 2019
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$470,337	$50,796	$521,133
Gross profit	$190,079	$18,471	$208,550
Adjusted EBITDA	$158,148	$15,087	$173,235
Capital expenditures for rental equipment	$108,162	$4,926	$113,088
Modular space units on rent (average during the period)	83,873	8,936	92,809
Average modular space utilization rate	74.6%	55.7%	72.2%
Average modular space monthly rental rate	$594	$578	$593
Portable storage units on rent (average during the period)	16,602	404	17,006
Average portable storage utilization rate	65.4%	51.6%	65.0%
Average portable storage monthly rental rate	$120	$115	$120

	Six Months Ended June 30, 2018
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$246,900	$28,184	$275,084
Gross profit	$96,549	$9,012	$105,561
Adjusted EBITDA	$70,716	$6,692	$77,408
Capital expenditures for rental equipment	$61,455	$3,308	$64,763
Modular space units on rent (average during the period)	48,841	5,487	54,328
Average modular space utilization rate	72.2%	57.0%	70.3%
Average modular space monthly rental rate	$541	$557	$543
Portable storage units on rent (average during the period)	13,434	364	13,798
Average portable storage utilization rate	69.8%	56.4%	69.4%
Average portable storage monthly rental rate	$118	$116	$118

WillScot Corporation
Condensed Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2019 (unaudited)	December 31, 2018
Assets
Cash and cash equivalents	$5,490	$8,958
Trade receivables, net of allowances for doubtful accounts at June 30, 2019 and December 31, 2018 of $13,125 and $9,340, respectively	242,730	206,502
Inventories	15,215	16,218
Prepaid expenses and other current assets	22,678	21,828
Assets held for sale	12,906	2,841
Total current assets	299,019	256,347
Rental equipment, net	1,953,857	1,929,290
Property, plant and equipment, net	164,759	183,750
Goodwill	245,828	247,017
Intangible assets, net	128,456	131,801
Other non-current assets	4,357	4,280
Total long-term assets	2,497,257	2,496,138
Total assets	$2,796,276	$2,752,485
Liabilities and equity
Accounts payable	$96,031	$90,353
Accrued liabilities	90,612	84,696
Accrued interest	16,145	20,237
Deferred revenue and customer deposits	83,081	71,778
Current portion of long-term debt	2,026	1,959
Total current liabilities	287,895	269,023
Long-term debt	1,709,523	1,674,540
Deferred tax liabilities	66,594	67,384
Deferred revenue and customer deposits	10,210	7,723
Other non-current liabilities	37,584	31,618
Long-term liabilities	1,823,911	1,781,265
Total liabilities	2,111,806	2,050,288
Commitments and contingencies
Class A common stock: $0.0001 par, 400,000,000 shares authorized at June 30, 2019 and December 31, 2018; 108,699,126 and 108,508,997 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	11	11
Class B common stock: $0.0001 par, 100,000,000 shares authorized at June 30, 2019 and December 31, 2018; 8,024,419 shares issued and outstanding at June 30, 2019 and December 31, 2018	1	1
Additional paid-in-capital	2,392,085	2,389,548
Accumulated other comprehensive loss	(65,910)	(68,026)
Accumulated deficit	(1,704,188)	(1,683,319)
Total shareholders' equity	621,999	638,215
Non-controlling interest	62,471	63,982
Total equity	684,470	702,197
Total liabilities and equity	$2,796,276	$2,752,485

Reconciliation of Non-GAAP Financial Measures
We use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net loss to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•Non-cash impairment charges associated with goodwill and other long-lived assets.
•Restructuring costs associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, fleet relocation expenses, employee training costs and other costs.
•Non-cash charges for stock compensation plans.
•Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense and gains and losses on disposals of property, plant and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot’s results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following table provides an unaudited reconciliation of Net loss (income) to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net (loss) income	$(11,775)	$379	$(22,936)	$(6,456)
Income tax benefit	(1,180)	(6,645)	(802)	(7,065)
Loss on extinguishment of debt	7,244	—	7,244	—
Interest expense	32,524	12,155	64,496	23,874
Depreciation and amortization	47,135	25,040	91,242	51,321
Currency (gains) losses, net	(354)	572	(670)	1,596
Goodwill and other impairments	2,786	—	5,076	—
Restructuring costs	1,150	449	7,103	1,077
Transaction costs	—	4,118	—	4,118
Integration costs	8,242	4,785	18,380	7,415
Stock compensation expense	1,900	1,054	3,190	1,175
Other expense	1,055	9	912	353
Adjusted EBITDA	$88,727	$41,916	$173,235	$77,408
Loss from Operations to Adjusted EBITDA Non-GAAP Reconciliations
The following tables present an unaudited reconciliation of the Company’s (loss) income from operations before income tax to Adjusted EBITDA by segment for the three and six months ended June 30, 2019 and 2018, respectively:

	Three Months Ended June 30, 2019
(in thousands)	Modular - US	Modular - Other North America	Total
(Loss) income from operations before income taxes	$(13,976)	$1,021	$(12,955)
Loss on extinguishment of debt	7,244	—	7,244
Interest expense	31,865	659	32,524
Depreciation and amortization	42,093	5,042	47,135
Currency gains, net	(75)	(279)	(354)
Goodwill and other impairments	2,706	80	2,786
Restructuring costs	1,300	(150)	1,150
Integration costs	7,260	982	8,242
Stock compensation expense	1,900	—	1,900
Other income (expense)	1,063	(8)	1,055
Adjusted EBITDA	$81,380	$7,347	$88,727

	Three Months Ended June 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total
Loss from operations before income taxes	$(5,533)	$(733)	$(6,266)
Interest expense	11,663	492	12,155
Depreciation and amortization	21,571	3,469	25,040
Currency losses, net	114	458	572
Restructuring costs	449	—	449
Integration costs	4,785	—	4,785
Stock compensation expense	1,054	—	1,054
Transaction costs	4,049	69	4,118
Other (income) expense	(48)	57	9
Adjusted EBITDA	$38,104	$3,812	$41,916

	Six Months Ended June 30, 2019
(in thousands)	Modular - US	Modular - Other North America	Total
(Loss) income from operations before income taxes	$(25,098)	$1,360	$(23,738)
Loss on extinguishment of debt	7,244	—	7,244
Interest expense	63,101	1,395	64,496
Depreciation and amortization	81,292	9,950	91,242
Currency gains, net	(205)	(465)	(670)
Goodwill and other impairments	4,507	569	5,076
Restructuring costs	6,574	529	7,103
Integration costs	16,612	1,768	18,380
Stock compensation expense	3,190	—	3,190
Other expense (income)	931	(19)	912
Adjusted EBITDA	$158,148	$15,087	$173,235

	Six Months Ended June 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total
Loss from operations before income taxes	$(10,841)	$(2,680)	$(13,521)
Interest expense	22,823	1,051	23,874
Depreciation and amortization	44,463	6,858	51,321
Currency losses, net	271	1,325	1,596
Restructuring costs	1,067	10	1,077
Integration costs	7,415	—	7,415
Stock compensation expense	1,175	—	1,175
Transaction costs	4,049	69	4,118
Other expense	294	59	353
Adjusted EBITDA	$70,716	$6,692	$77,408

Adjusted EBITDA Margin Non-GAAP Reconciliation
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.
The following unaudited tables detail the calculation of Adjusted EBITDA Margin by segment for the three and six months ended June 30, 2019 and 2018, respectively:

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$81,380	$7,347	$88,727	$38,104	$3,812	$41,916
Revenue (B)	$238,861	$27,264	$266,125	$124,813	$15,520	$140,333
Adjusted EBITDA Margin (A/B)	34.1%	26.9%	33.3%	30.5%	24.6%	29.9%

	Six Months Ended June 30, 2019			Six Months Ended June 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$158,148	$15,087	$173,235	$70,716	$6,692	$77,408
Revenue (B)	$470,337	$50,796	$521,133	$246,900	$28,184	$275,084
Adjusted EBITDA Margin (A/B)	33.6%	29.7%	33.2%	28.6%	23.7%	28.1%

Net CAPEX and Net CAPEX for Rental Equipment
We define Net Capital Expenditures ("Net CAPEX") and Net CAPEX for Rental Equipment as capital expenditures for purchases and capitalized refurbishments of rental equipment and purchases of property, plant and equipment (collectively "Total Capital Expenditures"), reduced by proceeds from the sale of rental equipment. Net CAPEX for Rental Equipment is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, reduced by proceeds from the sale of rental equipment. Our management believes that the presentation of Net CAPEX and Net CAPEX for Rental Equipment provides useful information to investors regarding the net capital invested into our rental fleet each year to assist in analyzing the performance of our business.
The following table provides an unaudited reconciliation of purchase of rental equipment to Net CAPEX and to Net CAPEX for Rental Equipment:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Total purchases of rental equipment and refurbishments	$(61,215)	$(32,679)	$(113,088)	$(64,763)
Total proceeds from sale of rental equipment	11,482	3,905	23,083	12,033
Net Capital Expenditures for Rental Equipment	(49,733)	(28,774)	(90,005)	(52,730)
Purchase of property, plant and equipment	(2,270)	(616)	(3,899)	(1,616)
Net Capital Expenditures	$(52,003)	$(29,390)	$(93,904)	$(54,346)